KPMG PEAT MARWICK LLP
                     1600 Market Street
                 Philadelphia, PA 19103-7212




May 17, 1995




Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Harleysville National Corporation and, under the date of January 31, 1995, we reported on the consolidated financial statements of Harleysville National Corporation and subsidiaries as of and for the years ended December 31, 1994 and 1993. On May 11, 1995, our appointment as principal accountants was terminated. We have read Harleysville National
Corporation's statements included under Item 4 of its Form 8-K dated May 18, 1995, and we agree with such statements.

Very truly yours,


/s/ KPMG PEAT MARWICK LLP